UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2014

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On July 7, 2014, Arthur T. Sands, M.D., Ph.D. notified us of his decision to resign as our president and chief executive officer (in which capacity, Dr. Sands functioned as our principal executive officer) and as a member of our board of directors, effective July 7, 2014.
In connection with Dr. Sands’ resignation, we entered into a separation agreement with Dr. Sands providing that we will pay Dr. Sands salary continuation payments in an amount equal to his current base annual salary of $580,000 for a period of twelve months following the date of his termination of employment (the “Separation Date”). In the event we enter into a licensing transaction within 90 days following the Separation Date pursuant to which we grant a third party rights to commercialize LX4211, and which becomes effective, then the period during which Dr. Sands will receive such salary continuation payments will be extended by six additional months, for a total period of 18 months following the Separation Date. We will also pay Dr. Sands an additional, single sum payment of $290,000, or 50% of his current base annual salary, payable within 30 days of the Separation Date. In addition, we will make monthly payments of approximately $1,846 for a period of 18 months to provide for his cost of continued benefit coverage under COBRA during such period.
Also in connection with Dr. Sands’ resignation, we entered into a consulting agreement with Dr. Sands pursuant to which he will provide his consulting and advisory services for a period of five years following the Separation Date. We will pay Dr. Sands fees of $100,000 per year for the first two years of the consulting term and $50,000 per year for the following three years of the consulting term.
Copies of the separation agreement and consulting agreement are attached to this current report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and the above summaries are qualified in their entirety by reference to the full text of such agreements.

(c) (d)    Effective as of July 7, 2014, Lonnel Coats was appointed as our president and chief executive officer (in which capacity he will function as our principal executive officer) and elected to serve as a member of our board of directors.
Mr. Coats, 49, served for eighteen years in a series of senior leadership positions at Eisai Inc., the United States subsidiary of Eisai Co., Ltd., most recently as president and chief executive officer from 2010 to June 2014. As president and chief executive officer, Mr. Coats oversaw the commercialization of Eisai products in the therapeutic areas of oncology, neurology, gastrointestinal disorders, epilepsy and metabolic disorders and the expansion of Eisai’s business across the Americas. Mr. Coats’ previous positions with Eisai included president and chief operating officer from 2004 to 2010, vice president of U.S. sales and marketing from 2003 to 2004 and vice president of human resources from 2001 to 2003. Prior to joining Eisai, Mr. Coats spent eight years with Janssen Pharmaceuticals, Inc., a division of Johnson & Johnson, where he held a variety of management and sales positions. Mr. Coats holds a B.S. in public administration from Oakland University. We believe that Mr. Coats’ extensive experience in a wide variety of disciplines within the pharmaceutical industry, including strategic and commercial planning and the identification, evaluation and negotiation of strategic acquisitions, licensing and partnerships, qualifies him to serve as a member of our board of directors.

In connection with his appointment, we entered into an offer letter with Mr. Coats dated July 1, 2014. Under the terms of the offer letter, Mr. Coats will receive an initial annual base salary of $550,020 and will be eligible to receive an annual cash bonus, with a bonus target of 60% of his base salary. The actual cash bonus, if any, will be determined in the discretion of the compensation committee of our board of directors based on the achievement of certain corporate and individual goals and in accordance with the process applicable to all named executive officers; provided, that we will pay Mr. Coats a prorated cash bonus for 2014 at no less than the bonus target level. If we terminate Mr. Coats’ employment without “cause,” as defined in the offer letter, we will pay Mr. Coats his then-current salary for twelve months following such termination. If such termination is in connection with a “change in control,”

as defined in the offer letter, we will pay Mr. Coats an additional one-time payment equal to his bonus target for the year of termination.
In addition, we have granted Mr. Coats an option under our Equity Incentive Plan (the “Plan”) to purchase 853,500 shares of our common stock at an exercise price equal to $1.68 per share, the fair market value of our common stock on the grant date, as determined in accordance with the terms of the Plan. The option expires on the tenth anniversary of the grant date and vests with respect to 25% of the shares underlying the option on the first anniversary of the grant date and 1/48th per month for each month of service thereafter. The option becomes fully vested with respect to all remaining unvested shares upon a change in control of our company.
Mr. Coats will be eligible to receive additional long-term stock-based incentive awards under the Plan, with an initial potential target of aggregate grant amount value of 200% of his annual base salary. Actual long-term stock-based incentive awards, if any, will be determined in the discretion of the compensation committee of our board of directors in accordance with the process applicable to all named executive officers.
Neither the election of Mr. Coats as a director nor his appointment as president and chief executive officer were made pursuant to any other arrangement or understanding between Mr. Coats and any other person. Mr. Coats will not initially serve on any committees of the board of directors, and we do not expect that Mr. Coats will ultimately be appointed to any such committees. Mr. Coats will not receive any additional compensation for his service as a director.
There are no family relationships involving Mr. Coats which would require disclosure under Item 401(d) of Regulation S-K. There are no current or proposed transactions in which Mr. Coats or any member of his immediate family has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K.
A copy of the offer letter with Mr. Coats is attached to this current report on Form 8-K as Exhibit 10.3 and the above summary is qualified in its entirety by reference to the full text of such offer letter.

(e)    The information set forth in the second and third paragraphs of Item 5.02(b) and in the third, fourth and fifth paragraphs of Item 5.02(c) and (d) is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.		Description
10.1	—	Separation Agreement, dated July 7, 2014, with Arthur T. Sands, M.D., Ph.D.
10.2	—	Consulting Agreement, dated July 7, 2014, with Arthur T. Sands, M.D., Ph.D.
10.3	—	Offer Letter, dated July 1, 2014, with Lonnel Coats

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: July 7, 2014	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel

Index to Exhibits

Exhibit No.		Description
10.1	—	Separation Agreement, dated July 7, 2014, with Arthur T. Sands, M.D., Ph.D.
10.2	—	Consulting Agreement, dated July 7, 2014, with Arthur T. Sands, M.D., Ph.D.
10.3	—	Offer Letter, dated July 1, 2014, with Lonnel Coats